INDEPENDENT AUDITORS' REPORT

Board of Directors
Tree Court Golf &
 Recreational Complex, Inc.
St. Louis, Missouri

   We have audited the accompanying balance sheet of Tree Court Golf & Recreational Complex, Inc. (an S Corporation) as of December 31, 1995 and the related statements of operations, stockholders' deficit and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Tree Court Golf & Recreational Complex, Inc. as of December 31, 1995, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

                                               BDO Seidman, LLP

St. Louis, Missouri
June 5, 1996

                 TREE COURT GOLF & RECREATIONAL COMPLEX, INC.
                                BALANCE SHEET

                                                                        DECEMBER 31,
                                                                            1995
                                                                      --------------
ASSETS
Leasehold Improvements and Equipment (Notes 2 and 6) ................    $  927,308
 Less accumulated depreciation ......................................      (301,523)
                                                                      --------------
                                                                            625,785
Cash ................................................................         3,004
Due From Employees ..................................................         2,250
Organization Costs, net of accumulated amortization of $7,721  ......         4,470
Deposits ............................................................        12,700
                                                                      --------------
                                                                         $  648,209
                                                                      ==============
LIABILITIES AND STOCKHOLDERS' DEFICIT
Notes Payable -- other (Note 5) .....................................    $  555,557
Notes Payable -- related parties (Note 4) ...........................       548,500
Accounts Payable and Accrued Expenses (Note 3) ......................       184,118
Unearned Revenue ....................................................         3,000
                                                                      --------------
Total Liabilities ...................................................     1,291,175
                                                                      ==============
STOCKHOLDERS' DEFICIT
 Common stock, $1 par -- shares authorized, 30,000; outstanding,
 1,500 ..............................................................         1,500
 Additional paid-in capital .........................................       148,500
 Accumulated deficit ................................................      (792,966)
                                                                      --------------
Total Stockholders' Deficit .........................................      (642,966)
                                                                      --------------
                                                                         $  648,209
                                                                      ==============

See accompanying summary of accounting policies and notes to financial statements.

                 TREE COURT GOLF & RECREATIONAL COMPLEX, INC.
                           STATEMENT OF OPERATIONS

                         YEAR ENDING
                         DECEMBER 31,
                             1995
                       --------------
Revenue ..............    $ 443,341
Cost of Revenue ......      238,013
                       --------------
Gross Profit .........      205,328
Operating Expenses  ..      306,490
                       --------------
Loss from Operations       (101,162)
                       --------------
Other Expense
 Interest expense  ...      (76,839)
 Miscellaneous .......       (2,438)
                       --------------
                            (79,277)
                       --------------
Net Loss .............    $(180,439)
                       ==============

See accompanying summary of accounting policies and notes to financial statements.

                 TREE COURT GOLF & RECREATIONAL COMPLEX, INC.
                      STATEMENT OF STOCKHOLDERS' DEFICIT

                                        ADDITIONAL
                              COMMON     PAID-IN      ACCUMULATED    STOCKHOLDERS'
                              STOCK      CAPITAL        DEFICIT         DEFICIT
                            --------  ------------  -------------  ---------------
Balance, January 1, 1995  .   $1,500     $148,500      $(612,527)      $(462,527)
Net loss ..................       --           --       (180,439)       (180,439)
                            --------  ------------  -------------  ---------------
Balance, December 31, 1995    $1,500     $148,500      $(792,966)      $(642,966)
                            ========  ============  =============  ===============

See accompanying summary of accounting policies and notes to financial statements.

                 TREE COURT GOLF & RECREATIONAL COMPLEX, INC.
                           STATEMENT OF CASH FLOWS

                                                                                   YEAR ENDING
                                                                                   DECEMBER 31,
                                                                                       1995
                                                                                 --------------
Operating Activities
 Net loss ......................................................................    $(180,439)
 Adjustments to reconcile net loss to net cash provided by operating activities:
  Depreciation and amortization ................................................       86,299
  Change in assets and liabilities:
   Due from employees ..........................................................         (850)
   Accounts payable and accrued expenses .......................................       95,494
   Unearned revenue ............................................................        3,000
                                                                                 --------------
Cash Provided by Operating Activities ..........................................        3,504
                                                                                 --------------
Financing Activities
 Principal payments on notes payable ...........................................       (7,537)
 Proceeds from issuance of note payable ........................................        6,000
                                                                                 --------------
Cash Used in Financing Activities ..............................................       (1,537)
                                                                                 --------------
Net Increase in Cash ...........................................................        1,967
Cash, beginning of year ........................................................        1,037
                                                                                 --------------
Cash, end of year ..............................................................    $    3,004
                                                                                 ==============

See accompanying summary of accounting policies and notes to financial statements.

                 TREE COURT GOLF & RECREATIONAL COMPLEX, INC.
                        SUMMARY OF ACCOUNTING POLICIES

LEASEHOLD IMPROVEMENTS, EQUIPMENT AND DEPRECATION

   Leasehold improvements and equipment are carried at cost. Leased equipment acquired under capital leases is recorded at the present value of the future minimum lease payments. Depreciation is computed using accelerated methods over the useful life as determined by industry standards.

   Leasehold improvements are depreciated over the lesser of their estimated useful lives or the lease term.

ORGANIZATION COSTS AND AMORTIZATION

   Organizations costs are carried at cost and are comprised of pre-opening expenditures. Amortization is computed using the straight-line method over 60 months.

INCOME TAXES

   The Company has elected to be taxed under Subchapter S of the Internal Revenue Code. Accordingly, the current taxable income of the Company is taxable to the stockholders who are responsible for the payment of taxes thereon.

ACCOUNTING ESTIMATES

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

FAIR VALUE OF FINANCIAL INSTRUMENTS

   The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. The carrying amounts of notes payable to stockholders and the bank approximate their fair values.

                 TREE COURT GOLF & RECREATIONAL COMPLEX, INC.
                        NOTES TO FINANCIAL STATEMENTS

1. BUSINESS

   The Company operates a family recreation center in St. Louis, Missouri that offers a lighted golf driving range, an 18 hole miniature golf course and a 9 hole executive golf course.

2. PROPERTY AND EQUIPMENT

   The Company leased land in 1991 to develop the recreation center. Development cost of the amenities and their associated financing costs were capitalized during the construction period. Leasehold improvements and equipment at December 31, 1995 consist of the following:

                               1995
                          ------------
Leasehold improvements  .   $ 318,155
Miniature golf course  ..     181,014
Building ................     311,641
Equipment (Note 6) ......     116,498
                          ------------
                              927,308
Accumulated depreciation     (301,523)
                          ------------
                            $ 625,785
                          ============

3. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

   At December 31, 1995, accounts payable and accrued expenses consist of the following:

                               1995
                           ----------
Real estate taxes ........   $ 62,689
Accrued interest (Note 4)      53,917
Other ....................     67,513
                           ----------
                             $184,119
                           ==========

4. NOTES PAYABLE TO RELATED PARTIES

   The Company has entered into unsecured notes payable agreements with each of the stockholders and a related party totalling $548,500 at December 31, 1995. These notes payable are due upon demand and have an interest rate of 7%. Accrued interest on these notes payable at December 31, 1995 is $48,250.

5. NOTES PAYABLE--OTHER

   Notes payable consist of the following at December 31:

                                                                     1995
                                                                 ----------
Note payable to bank with quarterly interest only payments.
 Interest computed at the corporate base rate plus 1/2 % (9 1/4
 % at December 31, 1995); due December 1, 1996, collateralized
 by stockholder's personal residence ...........................   $285,683
Notes payable to U.S. Small Business Administration (disaster loans) with monthly principal and interest payments totalling
 $1,177 to be paid over 30 years. Interest is at 4% per annum;
 collateralized by stockholder's personal residence and assets
 of the Company ................................................    241,500
Capital leases (see Note 6) ....................................     24,822
Other ..........................................................      3,552
                                                                 ----------
                                                                   $555,557
                                                                 ==========

                 TREE COURT GOLF & RECREATIONAL COMPLEX, INC.
                  NOTES TO FINANCIAL STATEMENTS (CONTINUED)

    Maturities of notes payable are as follows:

 1996 ........  $301,964
1997 ........     13,892
1998 ........     12,417
1999 ........      5,126
2000 ........      5,335
Thereafter  .    216,823
              ----------
                $555,557
              ==========

6. LEASES

   The Company conducts its operations on leased property which is accounted for as an operating lease. The lease requires monthly payments of $2,000 through February 28, 1997. The Company has four, five-year renewal options which can be exercised at the Company's discretion. The lease also provides for a purchase option at any time during the lease term at fair market value. This lease requires the Company to pay all maintenance, real estate taxes, insurance and utility costs.

   The Company also leases various equipment which is accounted for as a capital lease. Monthly lease payments of $862 extend through 1998.

   Rental expense, for operating leases, charged to operations was $22,564 in 1995.

   As of December 31, 1995, future net minimum lease payments under capital leases and future minimum rental payments required under operating leases that have initial or remaining noncancellable terms in excess of one year are as follows:

                                           CAPITAL    OPERATING
                                           LEASES      LEASES
                                         ---------  -----------
1996 ...................................   $10,344     $24,000
1997 ...................................    10,344       4,000
1998 ...................................     6,068          --
                                         ---------  -----------
Total minimum lease payments ...........    26,756      28,000
Less amounts representing interest  ....    (1,934)         --
                                         ---------  -----------
Present value of minimum lease payments    $24,822     $28,000
                                         =========  ===========

7. SUBSEQUENT EVENT

   On June 1, 1996, the Company entered into a letter of intent with Family Golf Centers, Inc. to sell the leasehold improvements and equipment for $1,300,000. This letter of intent does not include the sale of any other assets, i.e., cash and receivables, or the assumptions of any liabilities. This transaction is expected to close on June 7, 1996.

8. SUPPLEMENTAL CASH FLOW INFORMATION

   The Company paid $41,350 for interest during 1995. The Company also had in 1995 non-cash activity of $9,655 relating to capital leases.

                 TREE COURT GOLF & RECREATIONAL COMPLEX, INC.
                                BALANCE SHEET
                                MARCH 31, 1996
                                  UNAUDITED

 Current Assets:
Cash ...................................  $    4,527
Employee advances ......................       2,250
                                         -----------
                                               6,777
Property & Equipment:
Buildings ..............................     311,641
Leasehold improvements .................     289,280
Miniature golf .........................     181,014
Machinery & equipment ..................     116,498
Capitalized interest ...................      28,875
                                         -----------
                                             927,308
Less accumulated depreciation ..........    (318,597)
                                         -----------
                                             608,711
Other Assets:
Organization costs .....................       3,861
Deposits ...............................      12,700
                                         -----------
                                              16,561
                                         -----------
Total Assets ...........................  $  632,049
                                         ===========
Current Liabilities:
Accounts payable .......................     162,482
Accrued expenses .......................       7,120
Unearned revenue .......................       3,000
Current maturities of long-term debt  ..     886,464
                                         -----------
                                           1,059,066
Long-term Debt, less current maturities      251,454
Total Liabilities ......................   1,310,520
Common Stock ...........................       1,500
Additional Paid-in Capital .............     148,500
Stockholders' Deficit ..................    (828,471)
                                         -----------
Total Liabilities and Equity ...........  $  632,049
                                         ===========

                 TREE COURT GOLF & RECREATIONAL COMPLEX, INC.
                           STATEMENT OF OPERATIONS
                      THREE MONTHS ENDED MARCH 31, 1996
                                  UNAUDITED

 Revenue .....................  $ 63,281
Cost of Revenue .............     13,139
                              ----------
Gross Profit ................     50,142
Operating Expenses ..........     46,167
                              ----------
Income from Operations  .....      3,975
Other Income (Expense)
Interest expense ............    (21,795)
Depreciation & amortization      (17,684)
                              ----------
                                 (39,479)
                              ----------
Net Loss ....................   $(35,504)
                              ==========

                 TREE COURT GOLF & RECREATIONAL COMPLEX, INC.
                           STATEMENT OF CASH FLOWS
                      THREE MONTHS ENDED MARCH 31, 1996
                                  UNAUDITED

 Operating Activities
 Net loss ......................................................................   $(35,504)
 Adjustments to reconcile net loss to net cash provided by operating activities:
  Depreciation and amortization ................................................     17,683
  Change in assets and liabilities:
   Accounts payable and accrued expenses .......................................    (14,517)
                                                                                 -----------
Cash (used in) Operating Activities ............................................    (32,338)
                                                                                 -----------
Financing Activities
 Proceeds from issuance of note payable ........................................     33,861
                                                                                 -----------
Cash Provided by Financing Activities ..........................................     33,861
                                                                                 -----------
Net Increase in Cash ...........................................................      1,523
Cash, beginning of Period ......................................................      3,004
                                                                                 -----------
Cash, end of Period ............................................................   $  4,527
                                                                                 ===========

                 TREE COURT GOLF & RECREATIONAL COMPLEX, INC.
                  NOTES TO FINANCIAL STATEMENTS (CONTINUED)


NOTE A -- SUMMARY OF ACCOUNTING POLICIES

LEASEHOLD IMPROVEMENTS, EQUIPMENT AND DEPRECIATION

   Leasehold improvements and equipment are carried at cost. Leased equipment acquired under capital leases is recorded at the present value of the future minimum lease payments. Depreciation is computed using accelerated methods over the useful life as determined by industry standards.

   Leasehold improvements are depreciated over the lesser of their estimated useful lives or the lease term.

ORGANIZATION COSTS AND AMORTIZATION

   Organizations costs are carried at cost and are comprised of pre-opening expenditures. Amortization is computed using the straight-line method over 60 months.

INCOME TAXES

   The Company has elected to be taxed under Subchapter S of the Internal Revenue Code. Accordingly, the current taxable income of the Company is taxable to the stockholders who are responsible for the payment of taxes thereon.

ACCOUNTING ESTIMATES

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

FAIR VALUE OF FINANCIAL INSTRUMENTS

   The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. The carrying amounts of notes payable to stockholders and the bank approximate their fair values.

NOTE B -- INTERIM FINANCIAL STATEMENTS

   The financial statements as of March 31, 1996 and for the three months then ended are unaudited and are not necessarily indicative of the results that may be expected for the year ending December 31, 1996. In the opinion of management, the financial statements include all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the Partnership's financial position and results of operations.